EXHIBIT 10.1

[Date]

[Employee Name and Address]

Subject:  Severance Benefits

Dear Employee:

I am pleased to extend to you the severance benefits specified herein which were approved by PCTEL, Inc.'s Board of Directors on [date], and which will become effective upon your written acceptance of this letter. The letter dated [date] pursuant to which PCTEL, Inc. (“Company”) offered you (hereinafter referred to as “Employee”) employment provides that any changes, additions or modifications to the terms of your employment can only be made in writing signed by both parties.

Severance Benefits

(a) Termination by Company Without Cause and Apart From Change of Control. If, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, Employee's employment is terminated (A) involuntarily by the Company for reasons other than Cause, death or Disability, or (B) by Employee pursuant to a Voluntary Termination for Good Reason, then Employee shall be entitled to receive the following benefits from the Company:

(i)Salary Continuation. Employee shall continue to receive Employee's then current Base Salary for a period of twelve (12) months following Employee's termination of employment by the Company for reasons other than Cause. All such severance payments shall be paid in accordance with the Company's normal payroll practices. Such continuation of Employee's Base Salary shall be in lieu of any and all other benefits which Employee is entitled to receive on the date of Employee's termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company. Employee shall not be entitled to pro-rated payment of an annual bonus.

(ii)Benefits.  Provided that Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, the Company will reimburse Employee for the cost of COBRA premiums for continued health (i.e., medical, dental and vision) coverage at the same level of coverage as was provided to Employee immediately prior to the date of Employee’s termination by the Company for reasons other than Cause (the “Termination Date”) and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Termination Date (“Company Paid Coverage”). If Company Paid Coverage included Executive’s eligible dependents immediately prior to the Termination Date, such reimbursement will cover dependents in the same proportion as provided above.  Company Paid Coverage shall continue until the earlier of (A) twelve (12) months following the Termination Date, and (B) the date upon which Employee or Employee’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans. For purposes of Title X of COBRA, the date of the qualifying event for Employee and her dependents shall be the Termination Date.

(iii)Partial Accelerated Vesting.  All equity awards from the Company then held by Employee shall partially accelerate, or if Employee is then holding unvested shares, Company’s right

471 Brighton Drive Bloomingdale, IL 60108 / Tel: +1-630-372-6800 / Fax: +1-630-233-8076 / www.pctel.com

PCTEL Inc. Ó 2011

EXHIBIT 10.1

to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or been released from such repurchase right under each respective equity award if Employee’s employment with the Company had continued for an additional twelve (12) months following Employee’s effective termination date for reasons other than Cause.

(b) Termination Following a Change of Control.  If Employee’s employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Employee is entitled, if any, shall be governed by the Management Retention Agreement, as amended and restated (which includes the definition of Change of Control).

(c) Other Termination. If Employee's employment is terminated by the Company for Cause, or by Employee for any reason, including death or Disability but other than pursuant to a Voluntary Termination for Good Reason, then Employee shall not be entitled to receive the severance and other benefits discussed above, but may be eligible for those benefits (if any) as may then be required by law or established under the Company's severance and benefit plans and policies existing at the time of such termination.

Separation Agreement and Release.  The receipt of any severance payments or benefits pursuant to this Letter will be subject to Employee signing, delivering and not revoking a separation agreement and release of claims (in a form reasonably acceptable to the Company), provided that such separation agreement and release of claims is effective within sixty (60) days following the Termination Date.  No severance pursuant to this Letter will be paid or provided until the separation agreement and release of claims becomes effective.  If the 60th day after the Termination Date is in the subsequent calendar year, no payment will be made prior to January 1 of such subsequent calendar year.  If Employee should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate.

Section 409A Compliance.  To the extent (i) the requirements for the “short term deferral” rule and/or the “separation pay plan” rule are not satisfied, and (ii) Employee is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) on the date of Employee’s termination (other than a termination due to death), then the portion of the severance payments payable to Employee, if any, under this Agreement, when considered together with any other severance payments or separation benefits that is deemed a deferral of compensation under Section 409A shall be delayed until the earlier of: (A) the date that is six (6) months and one (1) day after the date of termination, or (B) the date of Employee’s death (such date, the “Delayed Initial Payment Date”), and the Company (or the successor entity thereto) shall (x) pay to Employee a lump sum equal to the amount Employee would have otherwise received on or before the Delayed Initial Payment Date, without any adjustment on account of such delay, as if the payments had not been delayed pursuant to this section, and (y) pay the balance of the payments in accordance with any applicable payment schedules set forth herein.  Notwithstanding anything herein to the contrary, if Employee dies following her termination, but prior to the six (6) month anniversary of Employee’s Termination Date, then any payments which have been delayed in accordance with this clause will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death.

471 Brighton Drive Bloomingdale, IL 60108 / Tel: +1-630-372-6800 / Fax: +1-630-233-8076 / www.pctel.com

PCTEL Inc. Ó 2011

EXHIBIT 10.1

Definition of Terms:

The following terms referred to in this letter agreement shall have the following meanings:

Base Salary. “Base Salary” shall mean an amount equal to the Employee's Company annual salaried compensation.

Cause. “Cause” shall mean:

(i) any material act (that remains uncured for thirty (30) days following written notice from the Company) which permits the Company to terminate a written employment agreement or similar arrangement between Employee and the Company, for “cause” or a substantially equivalent term as defined in such agreement or arrangement, or

(ii) in the event there is no such agreement or arrangement, or the agreement or arrangement does not define the term “cause” or a substantially equivalent term, then “Cause” means: (A) an act of personal dishonesty taken by Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Employee, (B) Employee being convicted of, or a plea of nolo contendere to, a felony, (C) a willful act by Employee which constitutes gross misconduct and which is injurious to the Company, or (D) following delivery to Employee of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Employee has not substantially performed his duties, continued violations by Employee of Employee's obligations to the Company which are demonstrably willful and deliberate on Employee's part.

Change of Control. “Change of Control” is as defined in the Management Retention Agreement (as amended and restated) entered into between Company and Employee.

Disability.  “Disability” shall mean:

(i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for at least three (3) months under the Company’s accident and health plan; or

(iii) Executive is determined to be totally disabled by the Social Security Administration.

Voluntary Termination for Good Reason.  “Voluntary Termination for Good Reason” shall mean that Employee voluntarily resigns within thirty (30) days following the expiration of any cure period (as discussed below) after the occurrence, without Employee’s written consent, of any of the following events:

(i) a material diminution by the Company in the Base Salary of Employee as in effect immediately prior to such reduction (other than a reduction that applies to Company officers and/or managers generally);

(ii) a material change in the geographic location at which Employee must perform service (in other words, the relocation of Employee to a facility or a location more than fifty (50) miles from Employee’s then present location); or

471 Brighton Drive Bloomingdale, IL 60108 / Tel: +1-630-372-6800 / Fax: +1-630-233-8076 / www.pctel.com

PCTEL Inc. Ó 2011

EXHIBIT 10.1

(iii) any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided, however, that before Employee’s employment may be terminated by a Voluntary Termination for Good Reason:

(A) Employee must provide written notice to the Company, within ninety (90) days of the initial existence of the Voluntary Termination for Good Reason condition, setting forth the reasons for Employee’s intention to terminate his employment as a result of a Voluntary Termination for Good Reason; and

(B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Voluntary Termination for Good Reason condition.

For the avoidance of doubt, the voluntary resignation by Employee after the occurrence of either of the following shall not constitute grounds for a “Voluntary Termination for Good Reason”:

(1) a reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, as a result of (i) the Company being acquired and made part of a larger entity, (ii) a restructuring of the Company and/or its subsidiaries, or a restructuring of the Company’s employees’ functions, and/or reporting relationships; or

(2) a material reduction of the facilities or perquisites (including office space and location) available to the Employee immediately prior to such reduction.

Notwithstanding anything herein to the contrary, the Company agrees that it will not materially reduce Employee’s aggregate level of employee benefits, including bonuses, to which Employee was entitled immediately prior to such reduction with the result that Employee’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company officers and/or managers).

Please indicate your acceptance of the foregoing by signing and returning to me a copy of this letter.

Very truly yours,

[Signatory name and title]

I accept and agree to the foregoing this ____ day of ___________.

_____________________________

[Employee]

471 Brighton Drive Bloomingdale, IL 60108 / Tel: +1-630-372-6800 / Fax: +1-630-233-8076 / www.pctel.com

PCTEL Inc. Ó 2011